Exhibit 99.1

July 17, 2003

Cass Information Systems Reports
2nd Quarter 2003 Earnings

      ST. LOUIS - Cass Information Systems, Inc. (NASDAQ: CASS), the nation's leading provider of freight and utility invoice payment, rating, auditing and information services, reported second quarter earnings of 66 cents per fully diluted share matching the results of the same period last year. Total net income for the quarter was $2,239,000, compared to $2,231,000 in 2002.

      For the six-month period ended June 30, 2003, the company generated $1.11 fully diluted earnings per share, a 5% increase over the $1.06 fully diluted earnings per share reported for the first half of 2002. Net income was $3,757,000, compared to $3,577,000 in 2002.

      The results for the second quarter included a 15%, or $2,211,000, increase in revenue. Despite a lethargic economy, the addition of new customers enabled Cass to boost utility transaction volume by 32% and transportation transaction volume by 9% in the quarter. On a year-to-date basis, these levels have increased 34% and 12% respectively.

      Revenues also increased as a result of Cass consolidating the operating results of a software subsidiary, Government e-Management Solutions (GEMS). The subsidiary, which markets integrated financial, property and human resource management systems to the public sector, generated second quarter revenues of $1,829,000.

      Offsetting the boost in information revenue was a $949,000 decrease in net investment income. The continuing effects of a low interest rate environment caused the decrease. Partially offsetting the decrease in interest income were additional gains of $418,000 on the sales of securities compared to the second quarter of 2002.

      Operating expenses rose 18% in the quarter, attributable mainly to the GEMS' consolidation. Prior to Dec. 31, 2002, GEMS was accounted for as an asset held for sale and its operating results were not consolidated with those of the company. Statement of Financial Accounting Standards No.144, adopted by the company in 2002, now requires that GEMS be reclassified as an asset held and used. Consequently, Cass reclassified the entity's net assets and consolidated its operations with the parent company on Jan.1, 2003.


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

      Excluding the effect of the consolidation, second quarter operating expenses were 3% higher than those reported in the same period of 2002. The increase is mainly attributable to increased salaries and benefits expenses related to higher processing volume.

      "The prevailing low interest rate environment continues to adversely affect revenue," commented Lawrence A. Collett, chief executive officer and chairman of the board. "To date, we have successfully mitigated some of the effect by capitalizing on gains in our securities portfolio and by increasing processing volumes and associated revenues. We remain confident in our ability to grow our information processing businesses. If current interest rate levels linger it could negatively affect the results of such growth."

                      Selected Consolidated Financial Data

The following table presents selected unaudited consolidated financial data (in thousands, except share and per share data) for the periods ended June 30, 2003 and 2002.

                                                                               Six             Six
                                           Quarter          Quarter           Months          Months
                                            Ended            Ended            Ended           Ended
                                           6/30/03          6/30/02          6/30/03         6/30/02
Transportation Invoice Volume                 5,810            5,316           11,476           10,275

Transportation Dollar Volume             $2,154,256       $1,886,067       $4,208,168       $3,727,704

Utility Transaction Volume                    1,116              845            2,149            1,607

Utility Dollar Volume                    $  788,714       $  589,295       $1,614,075       $1,193,662

Payment and Processing Fees              $    6,870       $    6,122       $   13,839       $   11,673
Software Revenue                              1,829               --            3,607               --
Net Investment Income                         6,485            7,434           13,074           14,712
Gain on Sale of Debt Securities               1,362              944            1,362              944
Other                                           601              436            1,156              889
                                         ----------       ----------       ----------       ----------
Total Revenues                           $   17,147       $   14,936       $   33,038       $   28,218

Salaries and Benefits                    $    9,400       $    7,897       $   18,752       $   15,503
Occupancy                                       457              384              893              748
Equipment                                     1,121            1,115            2,282            2,204
Other                                         2,893            2,317            5,721            4,582
                                         ----------       ----------       ----------       ----------
Total Operating Expenses                 $   13,871       $   11,713       $   27,648       $   23,037

Income before Income Taxes               $    3,276       $    3,223       $    5,390       $    5,181

Provision for Income Taxes               $    1,037       $      992       $    1,633       $    1,604

Net Income                               $    2,239       $    2,231       $    3,757       $    3,577

Average Earning Assets                   $  534,810       $  543,006       $  534,564       $  539,930

Net Interest Margin                            5.02%            5.84%            5.15%            5.78%

Allowance for Loan Losses to Loans             1.22%            1.24%            1.22%            1.24%

Non-performing Loans to Total Loans             .39%             .16%             .39%             .16%

Net Loan Charge-offs to Loans                    --              .02%              --              .02%

Provision for Loan Losses                $       --       $      180       $       90       $      270

Non-performing Loans                     $    1,728       $      650       $    1,728       $      650

Basic Earnings per Share                 $      .67       $      .67       $     1.12       $     1.07

Diluted Earnings per Share               $      .66       $      .66       $     1.11       $     1.06


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

About Cass Information Systems

      Cass has been a leading provider of payables services and information support systems to companies throughout North America since 1956. The company pays over $10 billion annually in freight and utility invoices on behalf of its customers from processing centers in St. Louis, Mo., Columbus, Ohio and Boston, Mass. The support of its bank subsidiary, Cass Commercial Bank, founded in 1906, makes Cass Information Systems unique in the industry.

Note to Investors

      Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the company's actual results, see the company's annual report on Form 10-K for the year ended December 31, 2002.


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